UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2023

AVITA Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39059	85-1021707
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28159 Avenue Stanford, Suite 220, Valencia, CA 91355	661.367.9170
(Address of principal executive offices, including Zip Code)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On March 23, 2023, AVITA Medical, Inc. (the “Company”) issued a press release announcing the appointment of Robert McNamara to its Board of Directors (the “Board”), effective April 1, 2023, to serve until the Company’s 2023 Annual Meeting of Stockholders. The Board has not yet determined to appoint Mr. McNamara to any committees of the Board. A copy of the press release is attached hereto as Exhibit 99.1.

The Board has determined that Mr. McNamara meets the independence standards adopted by the Board in compliance with Item 407(a) of Regulation S-K. Mr. McNamara does not have (i) any arrangement or understanding with any other person pursuant to which he was appointed as a director, or (ii) any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Mr. McNamara does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. McNamara is a senior executive with over 25 years of leadership experience in public and privately held companies in the medical device and technology industries. He is currently a member of the Board of Directors and Chair of Audit Committee for each of Axonics, Inc. and Alpha Teknova, Inc. Additionally, Mr. McNamara is a member of the Board of Directors and Chair of Compensation Committee for Xtant Medical Holdings, Inc. Prior to these appointments, Mr. McNamara served as Executive Vice President, Chief Financial Officer of LDR Holding/Spine, Inc. Prior to this role, he served as the Chief Financial Officer of three publicly traded medical device companies: Accuray Incorporated, Somnus Medical Technologies, and Target Therapeutics Inc. Mr. McNamara holds a Bachelor of Science in Accounting from the University of San Francisco and an MBA from The Wharton School, University of Pennsylvania.

In connection with his appointment to the Board, the Company entered into an Engagement Letter dated March 22, 2023, with Mr. McNamara, which provides for Mr. McNamara to receive cash in the amount of $70,000 annually, subject to shareholder approval, as consideration for his Board services. To the extent that Mr. McNamara is appointed to one or more committees of the Board, additional consideration for his services will be negotiated. Mr. McNamara will also receive an initial stock grant equal in value to $210,000 with 30% granted as stock options and 70% granted as restricted stock units, along with an annual equity compensation component equal in value to $105,000 with 30% granted as options and 70% granted as restricted stock units, the foregoing also being subject to shareholder approval.

A copy of Mr. McNamara’s Engagement Letter is attached hereto as Exhibit 10.1 and is incorporated herein by reference. In connection with his services on the Board, the Company also entered into an indemnification agreement with Mr. McNamara on the Company’s standard form of indemnification agreement.

Item 8.01	Other Events

The Board has determined that the Company’s 2023 Annual Meeting of Stockholders shall be held at 3:00 pm Pacific Daylight Time on Tuesday, June 6, 2023 (being 8:00 am Australian Eastern Standard Time on June 7, 2023), via a live audio webcast.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Engagement Letter dated March 22, 2023, between AVITA Medical, Inc. and Mr. Robert McNamara.

99.1	AVITA Medical Appoints New Non-Executive Member to the Board of Directors

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2023

AVITA MEDICAL, INC.

By:	/s/ Donna Shiroma
Name:	Donna Shiroma
Title:	General Counsel